Global IPO Fund

DISTRIBUTION AGREEMENT

This Distribution Agreement (the “Agreement”) is made this 10th day of November, 2015 by and between Renaissance Capital Greenwich Funds (the “Trust”) and Renaissance Capital Investments, Inc. (the “Distributor”), an affiliated entity of Renaissance Capital LLC, Advisor to the Trust (the “Advisor”).

WHEREAS, the Trust is a registered open-end management investment company organized as a series trust offering a number of portfolios of securities, including the Global IPO Fund (the “Fund”), having filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form N-1A under the Securities Act of 1933, and the Investment Company Act of 1940;

WHEREAS, the shares of the Fund (the “Shares”) are listed on one or more national securities exchanges;

WHEREAS, the Trust desires to retain the Distributor to act as the distributor with respect to the Fund and to provide for servicing of shareholder accounts and for distribution assistance, including broker-dealer and shareholder support;

WHEREAS, the Distributor is a registered broker-dealer under the Securities Exchange Act of 1934, as amended, and a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Distributor desires to provide the services described herein to the Trust.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1.	Distributor’s Representations and Warranties: Distributor represents and warrants that it is a registered broker-dealer under the Securities Exchange Act of 1934 (“1934 Act”), and that it is, and shall remain at all times while this agreement is in effect, a member in good standing of FINRA. Further, Distributor agrees that in performing the acts and obligations under this Agreement, it shall comply with all applicable federal and state statutes and regulations, and the requirements of any and all self-regulatory organizations having jurisdiction (collectively “Applicable Laws”) over Distributor, including but not limited to the FINRA Conduct Rules. Distributor shall at all times be qualified to act as a broker-dealer in each state or other jurisdiction in which Distributor transacts business, and agrees to maintain such registrations, qualifications and memberships in good standing as long as this Agreement remains in effect.

2.	Appointment: The Trust appoints Distributor as a non-exclusive selling agent for the purpose of finding suitable investors for Fund Shares.

3.	Fund Prospectuses and Sales Literature:

(a) Distributor agrees to deliver or cause to be delivered to each Customer, at or prior to the time of any purchase of Shares of a Fund, a copy of the Prospectus of the Fund, unless such Prospectus already has been furnished to the Customer. Distributor shall furnish all information, documents, etc., as required by statute, rule or regulation, including, without limitation, semi-annual reports, annual reports and proxy materials, to Customers owning Shares of any Fund if the account is held at Level 3 or omnibus. Distributor agrees to deliver or cause to be delivered, upon request by a Customer, a copy of the Statement of Additional Information (“SAI”) of the Fund.

(b) Distributor shall not at any time make any statement or representation regarding the Fund, Fund Shares, or Distributor that is materially inconsistent with the information contained in any Prospectus, SAI or Sales Literature.

4.	Sale and Redemption of Fund Shares:

(a) Distributor agrees to make Fund Shares available to Customers pursuant to the provisions of this Agreement, the Networking Agreement or Omnibus Agreement, applicable NSCC rules and procedures (including those governing the processing and settlement of purchase, exchange, and redemption orders through the NSCC’s Fund/SERV system), and any other procedures that the parties may agree upon from time to time.

(b) Distributor agrees to provide or delegate to service providers certain administrative services in connection with Customer transactions in Fund Shares, including: answering routine inquiries concerning a Fund; assisting in the maintenance of accounts or sub-accounts in a Fund; processing purchase or redemption transactions; making a Fund’s investment plans and shareholder services available; and providing such other information and services to investors Fund Shares as the parties may agree

(c) Distributor agrees to maintain policies and procedures reasonably designed to ensure that Distributor’s activities in making any offer or sale of Fund Shares are performed in a manner consistent with the terms of this Agreement and any applicable Prospectus requirement. Distributor agrees to make Fund Shares available to its clients only at the public offering price, as determined in accordance with the Fund’s current Prospectus.

5.	Compensation:

(a) The Distributor shall be entitled to no compensation or reimbursement of expenses from the Trust for the services provided by the Distributor pursuant to this Agreement. The Distributor may receive compensation from the Advisor related to its services hereunder or for additional services as may be agreed to between the Advisor and the Distributor.

(b) The Trust shall bear the expenses of: (1) the registration of the Shares of the Fund for sale under the Securities Act; and (2) the registration or qualification of the Shares for sale under the securities laws of the various States.

(c) The Distributor shall pay all expenses relating to Distributor’s broker-dealer qualification and registration and expenses incurred in connection with routine FINRA filing fees.

(d) Notwithstanding anything in this Agreement to the contrary, the Distributor and its affiliates may receive compensation or reimbursement from the Trust and the Advisor with respect to any services not included under this Agreement, as may be agreed upon by the parties from time to time.

6.	Customer Identification Program/Anti-Money Laundering:

Each party agrees to comply with all applicable anti-money laundering laws, rules and government guidance, including the reporting, recordkeeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title III of the USA Patriot Act (“the Act”), its implementing regulations, and related SEC and Self-Regulatory Organization rules. These requirements include requirements to identify and report currency transactions and suspicious activity, to verify customer identity, to conduct customer due diligence, and to implement anti-money laundering compliance programs. As required by the Act, each party certifies that each party has a comprehensive anti- money laundering compliance program that includes policies, procedures and internal controls for complying with the BSA; policies, procedures and internal controls for identifying, evaluating and reporting suspicious activity; a designated compliance officer or officers; training for appropriate employees; and an independent audit function.

7.	Amendment, Termination and Assignment of Agreement:

This agreement shall be effective on the date set forth above, and unless terminated as provided herein, shall continue for two years from its effective date, and thereafter from year to year, provided such continuance is approved annually (i) by vote of a majority of the Trustees or by the vote of a majority of the outstanding voting securities of the Fund and (ii) by the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time, without the payment of any penalty, by (i) vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party or (ii) by vote of a majority of the outstanding voting securities of the Fund, or by the Distributor, on at least sixty (60) days prior written notice. This Agreement shall automatically terminate without payment of any penalty in the event of its assignment. As used in this paragraph, the terms “vote of a majority of the outstanding voting securities,” “assignment,”

“affiliated person” and “interested person” shall have the respective meanings specified in the 1940 Act.

8.	Notices:

Any notice or other communication authorized or required by this Agreement shall be in writing and deemed to have been given when delivered in person or by facsimile, mail, or e-mail to the following:

If to the Distributor:

Renaissance Capital Investments, Inc.

ATTN: William K. Smith

165 Mason Street

Greenwich, CT 06830

smith@renaissancapital.com

Phone: (203)-622-2978

Facsimile: (203)-485-0850

If to the Trust:

Renaissance Capital Greenwich Funds

ATTN: Kathleen Smith

165 Mason Street

Greenwich, CT 06830

kss@renaissancecapital.com

Phone: (203)-622-2978

Facsimile: (203)-485-0850

9.	Severability

If any provisions of this Agreement shall be held or made invalid, in whole or in part, then the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with this Agreement’s intent and purpose, be amended, to the extent legally possible, in order to effectuate the intended results of such invalid provisions.

10.	Limitation of Liability:

This Agreement is to be executed by or on behalf of the Trust with respect to the Fund and the obligations hereunder are not binding upon any of the trustees, officers, or shareholders of the Trust individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. Separate and distinct records are maintained for each Fund and the assets associated with any such Fund are held and accounted for separately from other assets of the Trust, or any other Fund of the Trust. The debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to a particular Fund shall be enforceable against the assets of that Fund only, not against the assets of the Trust generally. The Trust’s Agreement and Declaration of Trust is on file with the Trust.

Renaissance Capital Greenwich Funds                     Renaissance Capital Investments, Inc.

Mailing Address:                                                      Mailing Address:

165 Mason Street                                                        165 Mason Street

Greenwich, CT 06830                                                Greenwich, CT 06830

By:                           By:

Name: Kathleen S. Smith                                            Name: William K. Smith

Title: Vice President                                                   Title: President

Date: November 10, 2015                                          Date: November 10, 2015

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